Exhibit 99.1

Contact:    David W. Sharp

(713) 361-2630

Horizon Offshore Reports Third Quarter Results

HOUSTON, Nov. 9, 2004 (PRIMEZONE) -- Horizon Offshore, Inc. (NasdaqNM: HOFF) reported a net loss for the quarter ended September 30, 2004 of $(14.1) million, or $(0.52) per share-diluted. This compares with a net loss of $(0.3) million, or $(0.01) per share-diluted, for the third quarter of 2003. For the third quarter of 2004, gross profit was $15.9 million or 16.8 percent on contract revenues of $94.6 million, compared to a gross profit of $7.5 million or 9.4 percent on contract revenues of $79.8 million for the third quarter of 2003.

The Company reported a net loss of $(41.0) million, or $(1.52) per share-diluted for the nine months ended September 30, 2004 compared to a net loss of $(7.3) million, or $(0.28) per share-diluted for the nine months ended September 30, 2003. Gross profit was $14.8 million or 8.1 percent on contract revenues of $182.0 million for the nine months ended September 30, 2004, compared with gross profit of $9.3 million or 4.5 percent on contract revenues of $204.8 million for the nine months ended September 30, 2003.

Horizon also reported adjusted EBITDA, as defined, of $13.1 million for the quarter ended September 30, 2004 compared with $7.3 million for the third quarter of 2003. The increase in revenues and the improvement in gross profit are attributable to our international operations during the quarter. Revenues related to the Company's ongoing contracts with Israel Electric Corporation (IEC) and Pemex accounted for 37% and 31% of consolidated revenues for the quarter and 28% and 25% for the nine months ended September 30, 2004, respectively.

The $(4.2) million operating loss for the third quarter of 2004 and $(19.2) million for the nine months ended September 30, 2004 includes an $11.2 million impairment loss on the Gulf Horizon from the fire it sustained on May 18, 2004. While the Company continues to pursue its insurance claim for the full $28 million policy value against the underwriters on the applicable hull and machinery policy, and believes that a recovery under that policy is probable, the underwriters have instituted a suit for declaratory judgment seeking to avoid coverage. Applicable accounting rules prohibit recognition of an insurance receivable for a claim from a party that is asserting that it is not liable to indemnify the Company. The Company also carries Mortgagee's Interest Insurance, which will provide a recovery of $9.1 million in the event the Company does not recover losses under the hull and machinery policy, and this amount has been recorded as an insurance receivable at September 30, 2004. Also included in the operating loss for the nine months ended September 30, 2004 is a $3.0 million impairment loss on assets held for sale in connection with the Company's previously announced plan to sell certain vessels and barges.

Interest expense was $18.6 million for the first nine months of 2004 as a result of the Company's substantial debt obligations and the interest expense and amortization of debt discount and deferred loan fees associated with the 16% subordinated secured notes issued in March 2004 and the 18% subordinated secured notes issued in May and September 2004. Of this amount, $6.1 million was paid in cash, $7.2 million was paid in-kind in the form of additional subordinated notes and amortization of discount and deferred loan fees was $5.5 million. In light of the Company's substantial debt obligations and inability to generate sufficient cash flows from operations to meet its cash needs and provide adequate working capital, on November 4, 2004, the Company entered into the recapitalization letter agreement with holders of approximately $80 million aggregate principal amount of its 16% and 18% subordinated secured notes disclosed in its press release and Form 8-K filed with the Securities and Exchange Commission on November 5, 2004.

"Our gross profit for the third quarter reflects the quality of our execution and efforts of our personnel on the IEC and Pemex contracts," said Bill J. Lam, President. "We are diligent in our pursuit of contract awards for larger projects, specifically in Southeast Asia and West Africa, which we believe will improve profitability. We are facing many challenges in the near term -- maintaining operational profitability and completing the refinancing of our debt and recapitalization of our equity structure. Our personnel and management are dedicated and working hard to meet these challenges. We are confident in our ability to generate improved results and to accomplish our refinancing and recapitalization plans in 2005."

Horizon and its subsidiaries provide marine construction services for the offshore oil and gas and energy industries in the U.S. Gulf of Mexico, West Africa, Southeast Asia, Latin America, and the Mediterranean. The Company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the Company's substantial amount of debt and high reliance on external sources of financing and improved cash flow to meet its obligations and reduce its existing debt; the Company's ability to complete the recapitalization of its equity structure and to extend and refinance its revolving credit facilities; resolution of the Company's outstanding claims against Pemex; outcome of litigation with Iroquois, Williams and the underwriters of the insurance coverage on the Gulf Horizon; industry conditions and volatility; prices of oil and gas; the Company's ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission.

Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements often identified with words like "should", "expects", "believes", "anticipates", "may", "could", etc., contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

Comparative Tables Follow:

Horizon Offshore, Inc.

Summary Financial and Operating Data

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Income Statement Data:
Contract revenues	$94,600	$79,770	$182,015	$204,759
Cost of contract revenues	78,660	72,301	167,230	195,506
Gross profit	15,940	7,469	14,785	9,253
Selling, general and administrative expenses	8,473	5,398	19,747	17,297
Impairment on property and equipment	11,236	--	11,236	--
Impairment loss on assets held for sale	450	--	3,018	--
Operating income (loss)	(4,219)	2,071	(19,216)	(8,044)

Other:
Interest expense, net of amount capitalized	(8,122)	(2,852)	(18,580)	(6,501)
Interest income	27	9	55	30
Loss on debt extinguishment	(1,554)	--	(1,719)	(868)
Other income (expense), net	(121)	(76)	(99)	(207)

Net loss before income taxes	(13,989)	(848)	(39,559)	(15,590)
Income tax provision (benefit)	72	(559)	1,395	(8,296)

Net loss	$(14,061)	$(289)	$(40,954)	$(7,294)

Earnings (loss) per share:
Net loss per share -- basic and diluted	$(0.52)	$(0.01)	$(1.52)	$(0.28)

Weighted average shares used in computing net loss per share:
Basic and diluted	27,205,578	26,443,222	26,946,274	26,416,182

Other Non-GAAP Financial Data:
Adjusted EBITDA(1)	$13,083	$7,296	$8,826	$6,344

Adjusted EBITDA calculation is as follows:
Net loss	$(14,061)	$(289)	$(40,954)	$(7,294)
Income tax provision (benefit)	72	(559)	1,395	(8,296)
Net interest expense	8,095	2,843	18,525	6,471
Depreciation and amortization	5,737	5,301	13,887	14,595
Loss on debt extinguishment	1,554	--	1,719	868
Non-cash impairment on property and equipment	11,236	--	11,236	--
Non-cash impairment on assets held for sale	450	--	3,018	--
Adjusted EBITDA	$13,083	$7,296	$8,826	$6,344

(1)

Horizon calculates adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization) as net income or loss excluding income taxes, net interest expense, depreciation and amortization, loss on debt extinguishment and impairment on property and equipment and assets held for sale. Net income or loss includes revenues for services for which non-cash consideration is received. Adjusted EBITDA is not calculated in accordance with Generally Accepted Accounting Principles (GAAP), but is a non-GAAP measure that is derived from items in Horizon's GAAP financials and is used as a measure of operational performance. A reconciliation of the non-GAAP measure to Horizon's income statement is included. Horizon believes adjusted EBITDA is a commonly applied measurement of financial performance by investors. Horizon believes adjusted EBITDA is useful to investors because it gives a measure of operational performance without taking into account items that Horizon does not believe relate directly to operations or that are subject to variations that are not caused by operational performance. This non-GAAP measure is not intended to be a substitute for GAAP measures, and investors are advised to review this non-GAAP measure in conjunction with GAAP information provided by Horizon. Adjusted EBITDA should not be construed as a substitute for income from operations, net income (loss) or cash flows from operating activities (all determined in accordance with GAAP) for the purpose of analyzing Horizon's operating performance, financial position and cash flows. Horizon's computation of adjusted EBITDA may not be comparable to similar titled measures of other companies.